Exhibit 10.3

[Company Letterhead]

August 19, 2014

Ilan Daskal

c/o International Rectifier Corporation

101 N. Sepulveda Blvd.

El Segundo, CA 90245

Dear Ilan,

As you know, International Rectifier Corporation (the “Company”) plans on entering into an Agreement and Plan of Merger with Infineon Technologies AG (“Parent”) and a wholly-owned subsidiary of Parent (the “Merger Sub”) (as amended, modified, and supplemented from time to time, the “Merger Agreement”) for the purpose of effecting a merger of the Company and the Merger Sub, with the Company as the surviving corporation in the merger (the “Merger”).

Consistent with the terms of the Merger Agreement and the related Company Disclosure Schedule, you and the Company agree that, prior to the Effective Time, you acknowledge and agree that your Severance Agreement dated as of September 19, 2008, as amended (your “Existing Agreement”), will be amended to reflect the changes set forth below.  Any capitalized terms not defined in this letter shall have the meaning ascribed to them in your Existing Agreement.

You and the Company acknowledge and agree that your Existing Agreement will be amended as follows:

1.              The amounts that would become payable to you upon a Qualifying Termination pursuant to Sections 2(b), 2(c) and 2(d) of your Existing Agreement will be determined in good faith (based on the amounts disclosed on Schedule 6.9(e) to the Merger Agreement) by and between the Company and Parent as of the Closing Date (including the value of the benefits and pro-rata bonus to be provided pursuant to Sections 2(c) and 2(d), which pro-rata bonus shall be fixed assuming a termination of your employment as of the Closing Date) (the “Payment Amount”) and such Payment Amount will be paid, subject to your execution and nonrevocation of a Release Agreement in the manner contemplated by Section 2(h) (unless your employment is terminated as a result of death), on the earliest of (i) the six month anniversary of the Closing Date (the “Retention Date”), (ii) within ten days after effectiveness of the Release Agreement if your employment is terminated by the Company without Cause, by you for Good Reason or due to Disability or (iii) the date of the termination of your employment due to death.  If your employment with the Company terminates prior to the Retention Date for any reason other than those set forth in clauses (ii) and (iii) above, you will forfeit the Payment Amount.  To the extent that you receive or forfeit the Payment Amount, you will not be eligible for any additional payments or benefits with respect to Sections 2(b), 2(c) and 2(d) of your Existing Agreement.

2.              Section 2(f) of your Existing Agreement will be amended to clarify that the terms and protections of such section (subject to the limitations in your Existing Agreement) will apply regardless of whether your employment with the Company is terminated.

Except as explicitly set forth in this letter, all other terms and conditions of your employment with the Company remain unchanged.  This letter will be governed by, and construed in accordance with, the laws of the State of California.

In the event the Merger Agreement is terminated without the Merger being consummated, this letter shall become null and void and be of no further force and effect.

Sincerely,

International Rectifier Corporation

By:	/s/ Tim Bixler
Name:	Tim Bixler
Title:	Vice President, General Counsel and Secretary

Accepted and Agreed:

/s/ Ilan Daskal
Ilan Daskal